                                          Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into by and between Bristow Group Inc., a Delaware corporation (the “Company”) and Jonathan E. Baliff, an individual (the “Executive”), executed the 12th day of September but effective as of the 11th day of October, 2010 (“Effective Date”).  Except as otherwise provided herein, capitalized terms used herein shall have the meaning specified in Section 10.

WHEREAS, the Company desires to employ the Executive and to enter into an employment agreement embodying the terms of such employment and services; and

WHEREAS, the Executive desires to accept such employment and service in the position described on Exhibit A attached to this Agreement and incorporated herein by reference (“Exhibit A”) and to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:

1. Employment, Duties and Acceptance.

(a) Employment Period.

(i) The Company hereby agrees to employ the Executive for a term commencing on the Effective Date and expiring at the end of the day on the first anniversary of the Effective Date (the “Initial Employment Period”).

(ii) The Initial Employment Period shall be automatically further extended at the end of the Initial Employment Period and on each anniversary thereafter (each such date being a “Renewal Date”), so as to terminate one (1) year from such Renewal Date, unless either Party gives a Notice of Termination to the other Party that the Employment Period shall terminate on a Termination Date that is not less than thirty (30) days after the other Party’s receipt of the Notice of Termination, in which event the end of the term of the Executive’s employment by the Company shall be the Termination Date specified in such Notice of Termination.  As used in this Agreement, the “Employment Period” shall mean the period beginning on the Effective Date and ending on the expiration of the term of the Executive’s employment with the Company pursuant to this Section 1(a), subject to earlier termination of the Executive’s employment with the Company pursuant to Section 3 hereof.

(iii) Notwithstanding the foregoing provisions of this Section 1(a), if a Change of Control Effective Date (as defined in Section 10(i) hereof) occurs during the Employment Period, then the Employment Period shall extend to include and shall terminate at the end of the Change of Control Period, subject to earlier termination pursuant to Section 3 hereof, and the Employment Period shall no longer be subject to extension on the Renewal Date.

(b) Position.  From and after the Effective Date during the remainder of the Employment Period, the Executive shall serve in the position shown on Exhibit A.  Executive shall also serve in those offices and directorships of subsidiary corporations or entities of the Company to which the Executive may from time to time be appointed or elected.  During the Employment Period, the Executive shall devote substantially all of the Executive’s business time, energy and talents to the Company and its Affiliated Group.  During the Employment Period, it shall not be a violation of this Agreement for the Executive, subject to the requirements of Section 5, to (A) serve on corporate, civic or charitable boards or committees, provided that written approval of the Board is required for service on any corporate board, (B) deliver lectures or fulfill speaking engagements and (C) manage personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities to the Company or violate any Company policies.

(c) Location of Services.  The Executive’s principal location of employment shall be at the Company offices shown on Exhibit A; provided, that the Executive will be required to travel frequently outside of the applicable principal location of employment in connection with the performing the Executive’s duties under this Agreement.

(d) Duties.  The Executive agrees that during the Employment Period, the Executive shall perform the duties as shown on Exhibit A.  During any Change of Control Period, the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned to the Executive at any time during the 120-day period immediately preceding the Change of Control Effective Date.

(e) Acceptance of Employment by the Executive.  The Executive hereby accepts such employment and shall render the services and perform the duties described above.

2. Compensation and Benefits.

(a) Base Salary.  During the Employment Period, the Executive shall receive an annualized base salary (“Annual Base Salary”) shown on Exhibit A,  payable semi-monthly or such other payroll period pursuant to the Company’s normal payroll practices for its senior executives.  The current Annual Base Salary shall be reviewed at such time as the salaries of other senior executives of the Company are reviewed generally; provided, that the Executive’s reviews shall occur at least annually and may be increased and decreased, but not decreased below the base level shown on Exhibit A, during the Employment Period.  All such reviews shall consider factors the Company deems material; including, but not limited to: (i) market benchmarking; (ii) increases in cost of living; (iii) Executive’s job performance; and (iv) overall Company performance.  During any Change of Control Period, the Annual Base Salary shall be at least equal to 12 times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and the Affiliated Group in respect of the 12-month period immediately preceding the month in which the Change of Control Effective Date occurs.  During any Change of Control Period, (x) Annual Base Salary shall not be reduced, and (y) the term “Annual Base Salary” as utilized in this Agreement shall refer to Annual Base Salary as determined pursuant to the foregoing subpart (x).

(b) Annual Bonus.  For each fiscal year completed during the Employment Period, the Executive shall be eligible to receive an annual cash bonus (“Annual Bonus”) based upon performance targets that are established by the Committee, provided that the Executive’s target Annual Bonus shall be as shown on Exhibit A as a percentage of the Executive’s Annual Base Salary (the “Target Bonus”), and the maximum Annual Bonus shall be as shown on Exhibit A as a percentage of the Executive’s Annual Base Salary.  Even though the beginning of the Employment Period does not coincide with the beginning of the Company’s fiscal year, the Annual Bonus will be paid as though the Executive was employed at the beginning of the fiscal year in which the Employment Period begins.  Annual performance metrics will be set by the Committee based upon objective performance criteria of the Company, such as earnings per share and return on capital employed, as well as individual performance and, with respect to the Company’s first fiscal year ending after the Effective Date, pursuant to the provisions of the Annual Incentive Compensation Plan for such fiscal year.  During any Change of Control Period, the Executive shall be awarded, for each fiscal year ending during the Change of Control Period, an Annual Bonus in cash at least equal to the Recent Annual Bonus.  Each such Annual Bonus shall be paid following the end of the fiscal year for which the Annual Bonus is awarded and no later than two and one-half months after the end of the fiscal year for which awarded unless the Executive shall elect to defer the receipt of such Annual Bonus under and in accordance with the Company’s deferred compensation plan.

(c) Restricted Share Grant.  The Company shall grant to the Executive restricted shares pursuant to the Incentive Plan in the amount as shown on Exhibit A (the “Restricted Shares”).  The Restricted Shares shall vest in one installment on the third anniversary of the Effective Date, provided that the Executive remains in the employ of the Company through such date; and provided further that the Restricted Shares shall fully vest prior to the third anniversary of the Effective Date upon (i) termination of the Executive’s employment by the Company other than for Cause or termination of the Executive’s employment by the Executive for Good Reason, in each case prior to the third anniversary of the Effective Date, or (ii) the occurrence of a Change of Control during the Employment Period (pursuant to Section 4(d)).  Except as specifically provided herein, the terms and conditions of the Restricted Shares shall be subject to the terms of the Incentive Plan and the award agreement evidencing the grant.  During the Employment Period, the Executive may receive such additional Awards (as defined in the Incentive Plan), if any, pursuant to the Incentive Plan as may be determined, from time to time, by the Committee.

(d) Deferred Compensation.  As soon as reasonably practicable after December 31 of each year during the Employment Period the Company will credit an amount equal to the percentage shown on Exhibit A of the aggregate cash paid by the Company to Executive as Annual Base Salary and Annual Bonus for the calendar year ended December 31 (less Company contributions to qualified plans) into a Company deferred compensation plan (the Offshore Logistics, Inc. Deferred Compensation Plan Effective:  January 1, 2004, as amended from time to time), which will be subject to the vesting schedule set forth in such plan.  In the event that legislation implemented subsequent to the date of this Agreement causes the deferrals contemplated hereby not to be respected for tax purposes, such amounts shall be paid to the Executive in the year of accrual on December 31st of each such year (conditioned on the Executive’s continued employment on such date), on a fully taxable basis, and without adjustment for tax impact.

(e) Employee Benefits.  During the Employment Period, the Executive (subject to applicable law and regulation) shall be eligible for participation in the Company health and medical, welfare, retirement (including the Offshore Logistics, Inc. Employee Savings and Retirement Plan, as amended from time to time), non-qualified deferred compensation, perquisite, fringe benefit, and other benefit plans, practices, policies and programs, as may be in effect from time to time, for executives of the Company generally; provided, that, except as otherwise provided in this Agreement, the Executive shall not be eligible for any Company severance benefit plans, practices, policies and programs.  If the Executive is a new employee of the Company, the Company agrees to reimburse the Executive for all costs of coverage provided pursuant to COBRA for medical insurance for Executive and the Executive’s immediate family for the period beginning on the Effective Date and ending on the date Executive first becomes eligible for coverage under the Company health and medical plan.  In addition, as soon as reasonably practicable after execution and delivery of this Agreement by the Company and the Executive, subject to the Executive becoming eligible for coverage under the Company health and medical plan, the Company shall provide to the Executive and continue during the Employment Period a Company-paid portable, term life insurance policy covering the Executive’s life in the amount of $500,000 with death benefits payable to the Executive’s designated beneficiaries.  The Executive shall cooperate with the Company in applying for such coverage, including submitting to a physical exam and providing all relevant health and personal data.  During any Change of Control Period, in no event shall the benefits described in this Section 2(e) provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such benefits in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control Effective Date or, if more favorable to the Executive, those provided generally at any time after the Change of Control Effective Date to other peer executives of the Company and the Affiliated Group.

(f) Expenses.  During the Employment Period, the Executive shall be eligible for prompt reimbursement for business expenses reasonably incurred by the Executive in accordance with the policies of the Company as may be in effect from time to time for Company executives generally, including, but not limited to, any club and professional dues and required continuing education and licensing fees as shown on Exhibit A.

(g) Office and Support Staff.  During any Change of Control Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistants, at least equal to the most favorable of the foregoing provided to the Executive by the Company and the Affiliated Group at any time during the 120-day period immediately preceding the Change of Control Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Group.

3. Termination of Employment.

(a) Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 9(b) of this Agreement of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30-day period after such receipt, the Executive shall not have returned to full time performance of the Executive’s duties.

(b) Cause.  The Company may terminate the Executive’s employment during the Employment Period with or without Cause.

(c) Good Reason.  The Executive’s employment may be terminated by the Executive with or without Good Reason.  The Executive’s employment may be terminated by the Executive for Good Reason if (x) an event or circumstance set forth in Section 10(aa) shall have occurred and the Executive provides the Company with written notice thereof within 30 days after the Executive has knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 30 days after the receipt of such notice, and (z) the Executive resigns within 90 days after the date of delivery of the notice referred to in clause (x) above.

(d) Notice of Termination.  Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 9(b) of this Agreement.  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the rights of the Executive or the Company hereunder.

(e) Resignation from All Positions.  Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the President and Chief Executive Officer and accepted by the Executive, the Executive shall immediately resign as of the Date of Termination from all positions that the Executive holds or has ever held with the Company and any other member of the Affiliated Group (and with any other entities with respect to which the Company has requested the Executive to perform services and which has been accepted by the Executive), including, without limitation, all boards of directors of any member of the Affiliated Group.  The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but the Executive shall be treated for all purposes as having so resigned upon termination of the Executive’s employment, regardless of when or whether the Executive executes any such documentation.

4. Obligations upon Termination.

(a) Good Reason or Other Than for Cause Before First Anniversary of Effective Date or During Change of Control Period.  If, during the Employment Period and before the first anniversary of the Effective Date, or during or at the end of a Change of Control Period, (1) the Company shall terminate the Executive’s employment other than for Cause, death or Disability or (2) the Executive shall terminate the Executive’s employment for Good Reason:

(i) The Company shall pay to the Executive in a lump sum in cash, at the time provided in Section 4(e), the aggregate of the following amounts:

A.	the Accrued Amounts (as defined in Section 10(a) hereof); and

B.	an amount equal to:

(1)
in the event such termination does not occur during a Change of Control Period, the product of (x) two and  (i) the Executive’s Annual Base Salary and (ii) the Highest Annual Bonus (but in no event less than the Target Bonus for the year in which termination of the Executive’s employment occurs).

(2)
in the event such termination occurs during or at the end of a Change of Control Period, the product of (x) three and (y) the sum of (i) the Executive’s Annual Base Salary and (ii) the Highest Annual Bonus (but in no event less than the Target Bonus for the year in which termination of the Executive’s employment occurs).

(ii) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement (other than any severance plan, program, policy or practice or contract or agreement) of the Company and its Affiliated Group (such amounts and benefits, the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice, based on accrued benefits through the Date of Termination.

(iii) Until the earlier to occur of (A) the expiration of eighteen months after the Date of Termination, (B) the date on which the Executive attains the age of 65, (C) the date the Executive first becomes eligible to receive health benefits under another employer-provided plan, from and after the Executive’s Date of Termination, or (D) the death of the Executive, the Company shall, via proper COBRA election by Executive, continue medical and dental benefits to the Executive (and, if applicable, to the spouse and dependents of the Executive who received such benefits under the Executive’s coverage immediately prior to the Date of Termination) at least equal to those that would have been provided to the Executive (and to any such dependent) in accordance with the plans, programs, practices and policies of the Company had the Executive remained actively employed, provided that Executive makes all required COBRA payments to the Company, and the Company shall immediately reimburse Executive for each such COBRA payment.

(iv) As a condition to the Executive’s receipt of payments and benefits described under Sections 4(a)(i), 4(a)(ii) and 4(a)(iii) in the event the Executive’s termination occurs outside of a Change of Control Period, the Executive must execute and deliver to the Company a full release of all claims that the Executive may have (and such release must become irrevocable) against the Company, its Affiliated Group, and all of their officers, employees, directors, and agents, in a form mutually and reasonably agreeable to the Parties hereunder; provided, however, that the Executive shall retain the Executive’s indemnification and related rights as a former officer and director under the Certificate of Incorporation and Bylaws of the Company and the Executive’s rights under the Directors and Officers Insurance Policy(ies) maintained by the Company from time to time.

(b) Cause; Without Good Reason; Non-Renewal; After First Anniversary of Effective Date; Outside of Change of Control Period.  If the Executive’s employment shall be terminated for Cause during the Employment Period, if the Executive shall resign without Good Reason during the Employment Period, or if the Executive’s employment terminates for any other reason that does not entitle the Executive to severance pursuant to Section 4(a) (including, without limitation, termination for any reason after the first anniversary of the Effective Date and outside of a Change of Control Period), this Agreement shall terminate without further obligations to the Executive, other than the Company’s obligation to pay or provide to the Executive an amount equal to the Accrued Amounts and the Other Benefits.  For purposes of this Section 4(b) only, the Accrued Amounts shall not include the amount described in Section 10(a)(i)(2).

(c) Death or Disability.  If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than the Company’s obligation to pay or provide to Executive’s estate, heirs or beneficiaries or to Executive, as the case may be: (i) the Accrued Amounts; and (ii) the Other Benefits.  With respect to the provision of Other Benefits, in the event the Executive’s termination occurs during a Change of Control Period, the term “Other Benefits” as utilized in this Section 4(c) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Group to the estates and beneficiaries of peer executives of the Company and the Affiliated Group under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Change of Control Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and the Affiliated Group and their beneficiaries.

(d) Special Vesting Terms For Restricted Shares and Awards.  All unvested Restricted Shares and other Awards (as defined in the Incentive Plan), including, without limitation, Stock Options, Performance Shares or Performance Cash, granted pursuant to the Incentive Plan will become fully vested and unrestricted upon the occurrence of a Change of Control.  Upon termination of the Employee’s employment by the Company during or at the end of the Change of Control Period, any Stock Options held by the Employee as of the Change of Control Effective Date that remain outstanding as of the Date of Termination may thereafter be exercised, until the later of (A) the last date on which such Stock Options would be exercisable in the absence of this Section 4(d) and (B) the earlier of (1) the third anniversary of the Change of Control Effective Date and (2) the expiration date of such Stock Options.

(e) Time and Form of Payment.  Payment of the lump sum payment described in Section 4(a)(i) and of the Accrued Amounts under Sections 4(b) and 4(c) shall be made in a lump sum in cash within 30 days after the Date of Termination, provided that with respect to termination of employment for reasons other than death, the payment at such time can be characterized as a ‘short-term deferral’ for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the Executive is a ‘specified employee’ under Code Section 409A, such portion of the payment shall be delayed until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment.

5. Covenants.  The Executive recognizes that the Company’s willingness to enter into this Agreement is based in material part on the Executive’s agreement to the provisions of this Section 5, and that the Executive’s breach of the provisions of this Section 5 could materially damage the Company.

(a) Confidential Information.  The Company will provide its confidential and trade secret information to the Executive, and the Executive agrees to hold in a fiduciary capacity for the benefit of the Company and the Affiliated Group, all Confidential Information.  The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Company and the Affiliated Group, except with the prior written consent of the Company, or as otherwise required by law or legal process or governmental inquiry or as such disclosure or use may be required in the course of the Executive performing the Executive’s duties and responsibilities hereunder.  Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or governmental inquiry or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Company and the Affiliated Group may seek an appropriate protective order or other appropriate remedy.  The Executive shall reasonably cooperate with the Company and the Affiliated Group to obtain such a protective order or other remedy.  If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, then unless the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which the Executive is advised by counsel in writing (either the Executive’s or the Company’s) that the Executive is legally required to so disclose.  Upon the Executive’s termination of employment with the Company and the Affiliated Group for any reason, the Executive shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Company and the Affiliated Group or containing any trade secrets relating to the Company and the Affiliated Group or that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment with the Company and the Affiliated Group, and all keys, credit cards and passes, and such materials shall remain the sole property of the Company and/or the Affiliated Group, as applicable.  The Executive agrees to execute any standard form confidentiality agreements with the Company that the Company generally enters into or may enter into in the future with its senior executives.  The Executive agrees to represent in writing to the Company upon termination of employment that the Executive has complied with the foregoing provisions of this Section 5(a).

(b) Work Product and Inventions.  The Company and/or its nominees or assigns shall own all right, title and interest in and to the Developments, whether or not patentable, reduced to practice or registrable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by the Executive (alone or jointly with others) during the Executive’s employment with the Company and the Affiliated Group, and arising from or relating to such employment or the business of the Company or of other member of the Affiliated Group (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Company or of other members of the Affiliated Group or otherwise).  The Executive shall promptly and fully disclose to the Company and to no one else all Developments, and hereby assigns to the Company without further compensation all right, title and interest the Executive has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that the Executive has not acquired and shall not acquire any rights during the course of the Executive’s employment with the Affiliated Group or thereafter with respect to any Developments.

(c) Non-Solicitation of Affiliated Group Employees.  The Executive shall not, at any time during the Restricted Period, other than in the ordinary exercise of the Executive’s duties as shown on Exhibit A, without the prior written consent of the Company, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous 12 months, an employee, representative, officer or director of the Company or any member of the Affiliated Group.  Further, during the Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their relationship with the Company or any member of the Affiliated Group for any reason.  A general employment advertisement by an entity of which the Executive is a part will not constitute solicitation or recruitment.

(d) Non-Competition.  In consideration of the Company’s promise to provide the Executive with the confidential and trade secret information of the Company, the Executive agrees as follows:

(i) Areas Other Than Louisiana.  Except with respect to competition in the State of Louisiana, or with respect to competition in or above the waters off the State of Louisiana in the areas specified in subparagraph (B) of Section 5(d)(ii) of this Agreement, during the Restricted Period, the Executive shall not, either directly or indirectly, compete with the business of the Company anywhere in the world where the Company or any member of the Affiliated Group conducts business by (1) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 2-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business, or (2) soliciting, servicing, or accepting the business of (A) any active customer of the Company or any member of the Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve months a customer of the Company or any member of the Affiliated Group, provided that such business is competitive with any significant business of the Company or any member of the Affiliated Group.

(ii) Louisiana.  With respect to competition in the State of Louisiana, or with respect to competition in or above the waters specified in subparagraph (B) of this Section 5(d)(ii).

A.
Executive, during the Restricted Period, agrees to refrain from carrying on or engaging in a business similar to the business of the Company or any member of the Affiliated Group, or from soliciting customers of the business of the Company or any member of the Affiliated Group, within the Parishes of Lafayette, Vermillion, Cameron, Iberia, St. Mary, Plaquemines, Terrebonne, Lafourche, St. Bernard, Orleans, Calcasieu and Jefferson in the State of Louisiana, so long as the Company or any member of the Affiliated Group carries on a like business therein during the Restricted Period, and

B.
Executive, during the Restricted Period, agrees to refrain from carrying on or engaging in a business similar to the business of the Company or any member of the Affiliated Group or from soliciting customers of the business of the Company or any member of the Affiliated Group in or above the waters of the Gulf of Mexico adjacent to the Parishes of Lafayette, Vermillion, Cameron, Iberia, St. Mary, Plaquemines, Terrebonne, Lafourche, St. Bernard, Orleans, Calcasieu and Jefferson in the State of Louisiana, so long as the Company or any member of the Affiliated Group carries on a like business therein during the Restricted Period.

C.
All non-capitalized terms in subparagraphs (A) and (B) of this Section 5(d)(ii) are intended to and shall have the same meanings that those terms (to the extent they appear therein) have in La. R.S. 23:921.C.  Subject to and only to the extent not inconsistent with the foregoing sentence, the Parties understand the following phases to have the following meanings:

(1)
The phrase “carrying on or engaging in a business similar to the business of the Company or any member of the Affiliated Group” includes engaging, as principal, agent, trustee, or through the agency of any corporation, partnership, association or agent or agency, in any business that conducts an offshore oil and gas helicopter service business in competition with the Company or any member of the Affiliated Group or being the owner (except as a less than 2-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) of any interest in any corporation or other entity, or an officer, director, or employee of any corporation or other entity (other than the Company or any member of the Affiliated Group), or a member or employee or any partnership, or an owner or employee of any other business that conducts an offshore oil and gas helicopter service business in competition with the Company or any member of the Affiliated Group.  Moreover, the term also includes (i) directly or indirectly inducing any current customers of the Company or any member of the Affiliated Group to patronize any offshore oil and gas helicopter service business in competition with the Company or any member of the Affiliated Group; (ii) canvassing, soliciting, or accepting any offshore oil and gas helicopter service business of the type conducted by the Company or any member of the Affiliated Group; (iii) directly or indirectly requesting or advising any current customers of the Company or any member of the Affiliated Group to withdraw, curtail or cancel such customer’s offshore oil and gas helicopter service business with the Company or any member of the Affiliated Group; or (iv) directly or indirectly disclosing to any other person, firm, corporation or entity, the names and addresses of any of the current customers of the Company or any member of the Affiliated Group.  In addition, the term includes, directly or indirectly, through any person, firm, association, corporation or other entity with which Executive is now or may hereafter become associated, causing or inducing any present employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries to accept employment with the Executive or with such person, firm association, corporation, or other entity.

(2)	The phrase “a similar business to the business of the Company or any member of the Affiliated Group” means an offshore oil and gas helicopter service business.

(3)	The phrase “carries on a like business” includes, without limitation, actions taken by or through a wholly-owned subsidiary or other affiliated corporation or entity.

D.
Notwithstanding any other provision of this Agreement, Section 5(d)(ii) of this Agreement shall not apply with respect to any geographic area outside of the geographic territory expressly set forth in this Section 5(d)(ii).

(e) Assistance.  The Executive agrees that during and after the Executive’s employment by the Company, upon request by the Company, the Executive will assist the Company and the Affiliated Group in the defense of any claims, or potential claims that may be made or threatened to be made against the Company and/or any member of the Affiliated Group in any Proceeding, and will assist the Company and the Affiliated Group in the prosecution of any claims that may be made by the Company and/or any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Company.  The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims.  The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company and/or any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has then been filed against the Company and/or any member of the Affiliated Group with respect to such investigation.  The Executive agrees to fully and completely cooperate with any investigations conducted by or on behalf of the Company and for any member of the Affiliated Group from time to time.  The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees, and shall pay a reasonable per diem fee for the Executive’s service.  In addition, the Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to the Executive in the transition of duties and responsibilities to such successor.  Any services or assistance contemplated in this Section 5(e) shall be at mutually agreed to and convenient times.

(f) Remedies.  The Executive acknowledges and agrees that the terms of this Section 5:  (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Company in, inter alia, near permanent customer relationships and confidential information.  The Executive further acknowledges and agrees that (x) the Executive’s breach of the provisions of this Section 5 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits.  The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages.  If any of the provisions of this Section 5 are determined to be wholly or partially unenforceable, the Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law.  If any of the provisions of this Section 5 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

6. Non-Exclusivity of Rights.  Except as provided in Section 4(a)(ii), nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of the Affiliated Group and for which the Executive may qualify, nor, subject to Section 9(g), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of the Affiliated Group.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of the Affiliated Group at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

7. No Duty to Mitigate.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as specifically provided in Section 4(a)(iii), such amounts shall not be reduced whether or not the Executive obtains other employment.

8. Assignment; Successors.

(a) No Assignment.  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b) Successors.  The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of its business and/or assets to assume expressly and agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

9. Miscellaneous.

(a) Governing Law; Captions; Amendments.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.  The Parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Delaware in any Delaware Proceeding.  In the event of a Delaware Proceeding, the Company shall pay all of the Executive’s reasonable travel expenses incurred by him for the Executive’s travel between the Executive’s principal residence and/or principal place of business at such time and Delaware in connection with such Delaware Proceeding, provided that such travel expenses are incurred during the course of the Delaware Proceeding.  Payment or reimbursement of such travel expenses shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such travel expenses eligible for payment or reimbursement in any year shall not affect the amount of such expenses eligible for payment or reimbursement in any other year.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

(b) Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address most recently on file for the Executive at the Company at the time of such notice.

If to the Company:

Bristow Group Inc.
2000 W. Sam Houston Parkway South, Suite 1700
Houston, Texas  77042
Attention:  President and Chief Executive Officer

or to such other address as either Party shall have furnished to the other Party in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c) Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) Withholding.  Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable or benefits provided under this Agreement any Federal, state, local and foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) No Waiver.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) Press Release.  The Parties agree that the Company may issue a press release and may otherwise publicly disclose the Executive’s employment with the Company.

(g) Director’s and Officer’s Insurance.  The Company shall provide the Executive with Director’s and Officer’s insurance coverage, including indemnification, on terms no less favorable than the terms of the coverage provided to similarly situated current and former directors and officers of the Company.  In the event that the validity of this Agreement is challenged (other than by the Executive or the Executive’s representatives), the Executive’s reasonable expenses incurred therewith during the course of such challenge shall be reimbursed by the Company.  Reimbursement of such expenses shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for reimbursement in any year shall not affect the amount of such expenses eligible for reimbursement in any other year.

(h) Representations and Understandings.  The Executive hereby represents and warrants to the Company that the Executive is not party to any contract, understanding, agreement or policy, whether or not written, with the Executive’s current employer (or any other previous employer) or otherwise, that would be breached by the Executive’s entering into, or performing services under, this Agreement, and that the Executive is fully able to assume the duties and responsibilities set forth in this Agreement without restrictions of any kind.  The Executive further represents that the Executive has disclosed to the Company in writing all material threatened, pending, or actual claims that are unresolved and still outstanding as of the Effective Date, in each case, against the Executive of which the Executive is aware, if any, as a result of the Executive’s employment with the Executive’s current employer (or any other previous employer) or the Executive’s membership on any boards of directors.

(i) Entire Agreement; Conflicts.  This Agreement and the other agreements referred to herein, constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understanding, both written and oral.  In the event of direct conflict between the provisions of this Agreement and any Company policies or practices, the provisions of this Agreement shall control.

(j) Counterparts.  This Agreement may be executed by facsimile and in multiple counterparts, each of which shall constitute an original and all of which shall constitute one and the same document.

(k) Section 280G Limitation on Payments.

(i) In the event that all or any portion of the benefits provided under this Agreement, either alone or together with other payments and benefits that the Executive receives or is then entitled to receive from the Company or any member of the Affiliated Group, would constitute a "parachute payment" within the meaning of Section 280G of the Code, the Company shall reduce such payments and benefits provided to the Executive under this Agreement to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code; but only if, by reason of such reduction, the net after-tax benefit to the Executive shall exceed the net after-tax benefit if such reduction were not made.  "Net after-tax benefit" for these purposes shall mean (A) the total amount payable to the Executive under this Agreement (and all other payments and benefits which the Executive receives or is then entitled to receive from the Company or any member of the Affiliated Group) that would constitute a "parachute payment" within the meaning of Section 280G of the Code, less (B) the amount of federal income taxes payable with respect to the foregoing calculated at the Executive's applicable marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based upon the rate in effect for such year as set forth in the Code at the time of the payment under this Agreement), less (C) the amount of excise taxes imposed with respect to the payments and benefits described in (A) above by Section 4999 of the Code.  The amount of any reduction made under this Section 9(k) in the payment to which the Executive is entitled under this Agreement is hereinafter referred to as the "Relinquished Amount."

(ii) All determinations required to be made under this Section 9(k), including whether and when a Relinquished Amount shall be imposed and the amount of such Relinquished Amount, shall be made by the Company's independent auditing firm used immediately prior to the Change of Control (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive.  The Company shall provide any and all information, records and documents relating to Executive’s compensation and benefits paid or payable by the Company as may be reasonably requested by the Accounting Firm in connection with its determination of the Relinquished Amount.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(iii) Notwithstanding anything herein to the contrary, expressed or implied, the Company’s obligations to the Executive pursuant to this Section 9(k) shall be limited to providing to the Executive payments and benefits in accordance with the determinations of the Accounting Firm.  The Company shall not be liable for any inaccuracies in the determination of the Relinquished Amount by such Accounting Firm.

(l) Section 409A Compliance.  If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in an effort to exclude such compensation from the definition of ‘deferred compensation’ within the meaning of such Section 409A or in an effort to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions, without any diminution in the value of the payments or benefits to the Executive and, in the case of health and medical benefits, without any lapse in coverage.  The Parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Code Section 409A to the extent applicable thereto. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden.

10. Definitions.  As used in this Agreement, the following terms shall have the respective meanings assigned to them below:

(a) “Accrued Amounts” shall mean:

(i) in the event termination of the Executive’s employment occurs at any time other than a Change of Control Period, the sum of (1) the Executive’s Annual Base Salary through the Date of Termination, to the extent not theretofore paid, (2) the Executive’s business expenses that are reimbursable pursuant to this Agreement but have not been reimbursed by the Company as of the Date of Termination, (3) any accrued but unused vacation allowances for the year in which the Date of Termination occurs, and (4) any Annual Bonus earned prior to the Termination Date but unpaid; or

(ii) in the event termination of the Executive’s employment occurs during a Change of Control Period, the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the higher of (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, (3) the Executive’s business expenses that are reimbursable pursuant to this Agreement but have not been reimbursed by the Company as of the Date of Termination, (4) any accrued vacation pay to the extent not theretofore paid, and (5) any Annual Bonus earned prior to the Termination Date but unpaid.

(b) “Affiliated Group” shall mean any entity controlled by, controlling or under common control with the Company.

(c) “Agreement” is defined in the Preamble to this Agreement.

(d) “Annual Base Salary” is defined in Section 2(a).

(e) “Annual Bonus” is defined in Section 2(b).

(f) “Board” shall mean the Board of Directors of the Company.

(g) “Cause” shall mean:

(i) the Executive’s willful failure to substantially perform the Executive’s duties under this Agreement, or the Executive’s willful failure to perform specific directives of the President and Chief Executive Officer of the Company, which directives are consistent with the scope and nature of the Executive’s duties as set forth in Section 1(d) hereof, other than any such failure resulting from incapacity due to physical or mental illness, which failure has continued for a period of at least 30 days following delivery to the Executive of a written demand for substantial performance specifying the manner in which the Executive has failed hereunder; or

(ii) the Executive’s commission of malfeasance, fraud, or dishonesty, or the Executive’s willful and material violation of Company policies; or

(iii) the Executive’s indictment or formal charge for, and subsequent conviction of, or plea of guilty or nolo contendere to, a felony, or a misdemeanor involving moral turpitude; or

(iv) the Executive’s material breach of Section 5 of this Agreement.

A termination of employment of the Executive shall not be deemed to be for “Cause” unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose, finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in one or more of the clauses in Section 10(g) above, and specifying the particulars thereof.

(h) “Change of Control” shall mean:

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control:  (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 10(h)(i); or

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50.1% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries ) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(i) “Change of Control Effective Date” shall mean the first date during the Employment Period on which a Change of Control occurs.  Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (1) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (2) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Change of Control Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(j) “Change of Control Period” shall mean the greater of (i) the period commencing on the Change of Control Effective Date and ending on the Termination Date in effect on the Change of Control Effective Date, and (ii) the period commencing on the Change of Control Effective Date and ending on the second anniversary of the Change of Control Effective Date.

(k) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(l) “Committee” shall mean the Compensation Committee of the Company.

(m) “Company” shall mean Bristow Group Inc., a Delaware corporation, and any successor to its business and/or assets that assumes and agrees to perform this Agreement by operation of law, or otherwise.

(n) “Comparable Offer” shall mean a binding offer of employment by the Company to the Executive on terms substantially the same as the terms of this Agreement, or on terms more beneficial to the Executive, including, without limitation, terms and provisions regarding (i) the Executive’s position, title, duties, authority, and responsibilities, (ii) base salary, annual bonus, options, restricted shares, severance payments and other compensation provided to the Executive, and (iii) health and medical, welfare, retirement, deferred compensation, perquisite, fringe benefit and other benefit plans in which the Executive will be eligible for participation.

(o) “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that engages in any principal or significant business of the Company or any member of the Affiliated Group as of the Date of Termination (or any material or significant business being actively pursued as of the Date of Termination that the Company or any member of the Affiliated Group enters into during the Restricted Period).

(p) “Confidential Information” shall mean any and all secret or confidential information, knowledge or data relating to the Company and the Affiliated Group and their businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive obtains during the Executive’s employment by the Company and the Affiliated Group that is not public knowledge.

(q) “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be; (ii) if the Executive’s employment is terminated by the Company, other than for Cause or Disability, the date on which the Company notifies the Executive of such termination; (iii) if the Executive voluntarily resigns without Good Reason, the date on which the Executive notifies the Company of such termination; (iv) if the Executive’s employment is terminated by reason of death, the date of death of the Executive; (v) if the Executive’s employment is terminated by the Company due to Disability, the Disability Effective Date; or (vi) if the Executive’s employment is terminated by the Executive or the Company as a result of a Notice of Non-Renewal, the end of the applicable Employment Period.

(r) “Delaware Proceeding” shall mean any action or proceeding brought under, with respect to or in connection with this Agreement in the courts of Delaware.

(s) “Developments” shall mean any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks, trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever.

(t) “Disability” shall mean the inability of the Executive to perform the Executive’s duties with the Company on a full-time basis for 150 consecutive days during the Employment Period as a result of incapacity due to mental or physical illness, which is determined to be total and permanent by a licensed physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative.  If the Parties cannot agree on a licensed physician, each Party shall select a licensed physician and the two physicians shall select a third who shall be the approved licensed physician for these purposes.

(u) “Disability Effective Date” is defined in Section 3(a).

(v) “Effective Date” is defined in the Preamble to this Agreement.

(w) “Employment Period” is defined in Section 1(a)(ii).

(x) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(y) “Executive” is defined in the Preamble to this Agreement.

(z) “Extended Employment Period” is defined in Section 1(a)(ii).

(aa) “Good Reason” shall mean, in the absence of the Executive’s consent, (i) a material failure by the Company to comply with any of the material provisions regarding the Executive’s position and duties set forth in Section 1 hereof or the Executive’s compensation and benefits set forth in Section 2 hereof, other than (A) an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive, or (B) to the extent necessary to avoid the imposition of any additional tax under Code Section 409A, (ii) the relocation of the Executive’s job to a location more than fifty (50) miles from the location shown on Exhibit A that creates an unreasonable and material burden on the Executive or the Executive’s spouse and children (if any), or (iii) any action or inaction by any member of the Board, the Chief Executive Officer or the President, in connection with the business of the Company, which (A) causes the Executive to be named as a party in a Proceeding for which the Company does not provide Director’s and Officer’s Insurance coverage for the Executive pursuant to Section 9(g) or indemnification of the Executive pursuant to the Certificate of Incorporation and Bylaws of the Company, or (B) requires or could reasonably be expected to require the Executive to commit in connection with the discharge of the Executive’s duties to the Company (1) malfeasance, fraud, or dishonesty, or (2) a willful and material violation of Company policies or U.S. laws and regulations (including SEC rules and regulations) or accounting and auditing rules and regulations generally known as U.S. generally accepted accounting principles and U.S. generally accepted auditing standards, or (3) any conduct that could reasonably be expected to result in an indictment or formal charge under the laws of the United States or any political subdivision thereof for a felony or a misdemeanor involving moral turpitude.

(bb) “Highest Annual Bonus” is defined in Section 10(a)(ii).

(cc) “Incentive Plan” shall mean the Company’s 2004 Stock Incentive Plan and any successor plan, as each may be amended.

(dd) “Initial Employment Period” is defined in Section 1(a)(i).

(ee) “Notice of Termination” shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice).

(ff) “Other Benefits” is defined in Section 4(a)(ii) and Section 4(c).

(gg) “Party” shall mean the Company and the Executive, individually, and “Parties” shall mean the Company and the Executive collectively.

(hh) “Proceeding” shall mean any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise.

(ii) “Recent Annual Bonus” shall mean the Executive’s highest Annual Bonus for the last three fiscal years prior to the Change of Control Effective Date (annualized in the event that the Executive is not employed by the Company for the whole of such fiscal year).

(jj) “Renewal Date” is defined in Section 1(a)(ii).

(kk) “Restricted Period” shall mean the period from the Effective Date through the date twelve (12) months following the Date of Termination; provided, however, that there shall be no Restricted Period in the event that the termination of the Executive’s employment occurs during a Change of Control Period.

(ll) “Restricted Shares” is defined in Section 2(c).

(mm) “Target Bonus” is defined in Section 2(b).

(nn) “Termination Date” shall mean the first anniversary of the Effective Date, or such later date to which the Employment Period of this Agreement is extended in accordance with the terms of Section 1(a).

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, the Company has caused this Agreement to be executed in its name and on its behalf, as of the Effective Date.

“EXECUTIVE”

Jonathan E. Baliff

“COMPANY”

BRISTOW GROUP INC.

By:
Name:
Title:

Exhibit A

TERM SHEET

Jonathan E. Baliff

Position: Senior Vice President and Chief Financial Officer

Compensation Package

Employer and Location:	Bristow Group Inc. located at 2000 West Sam Houston Parkway South, Suite 1700, Houston, Texas 77042.

Base Salary:	$400,000.00 per year.

Cash Sign On Bonus:
$350,000 paid within two days of your employment date. The net after tax proceeds are to be used exclusively for investment in Company stock over a six-month period following the date of your employment.  Such period may be extended by the Compensation Committee if purchases cannot be made during such six-month period due to restrictions on purchases based on your possession of confidential information.

Bonus Percentage:
Participation in the Incentive Compensation Plan with a target bonus of 55% of Base Salary with a maximum of 110% of Base Salary.  The award for fiscal year 2011 will be a full-year award based upon twelve months’ service.

Initial Equity Grants and LTIP:
Initial grant of 25,000 restricted shares as an incoming member of senior management, and continuing participation in the Company’s annual stock option plans for the Company’s senior management. The granted restricted stock will vest periodically in accordance with Company polices and will be fully vested on the third anniversary date of employment.  Current target value of the Long Term Incentive Program is at 185% of base salary.  Participation in annual equity grants is subject to approval of the Compensation Committee of the Board of Directors.

401(k) Plan and Matching:	Standard 3% match + an additional 3% of base salary at the end of each calendar year based on continued employment.

Deferred Compensation Plan:
This plan will “top up” all 401K contributions made to 15%.  Additionally the Executive can elect to defer a portion of his base salary or annual bonus by contribution into this plan.  All investments are self directed by the employee via Vanguard Investment Group.

Health & Benefit Plans:
Standard U.S. based health & benefits packages for health insurance, STD, LTD, life and options to “buy up” coverage relative to LTD and life.  Additionally the Executive will participate in the Bristow Group Inc. management life insurance plan that will provide an additional $500,000 of term life coverage; paid for by the Company (this insurance will be portable).  The vacation policy will be standard and customary with the other senior management of the Company.

Company Vehicle Allowance:	Provided through a rental car until relocation of your personal vehicle or until August 31, 2011, whichever comes first.

Relocation Expenses:	Standard domestic relocation assistance.

Housing:	Provided through a corporate apartment until you establish your own residence in the Houston area or until August 31, 2011, whichever occurs first.

Role and Duties

As the Senior Vice President and Chief Financial Officer of the Company, under the direction of the President and CEO, you will be responsible for the following:

•	Management and supervision of the Finance, Accounting, Budgeting & Planning, Tax, Investor Relations, and Treasury functions of the Company.

•	Formulating short and long term goals and developing, implementing, and executing strategies to achieve Company objectives.

•
Participating as a key member of the senior management team and as the Chief Executive Officer’s senior advisor in setting and executing on strategies to meet Company objectives while managing the Company’s exposure to risk.

•	Establishing and maintaining a relationship of trust and credibility with members of the senior management team, the Board of Directors, outside auditors and legal counsel.

•
Insuring that the Company’s policies and business processes meet the corporate governance and internal control requirements established by the senior management team, the Board of Directors and relevant laws and are followed throughout the Company and its affiliates, including but not limited to:  (i) designing and implementing effective disclosure controls and procedures necessary to insure accurate financial reporting; (ii) conducting periodic reviews and evaluations of the effectiveness of the Company’s disclosure controls and procedures; (iii) using reasonable efforts to timely and accurately report the results of Company operations and related matters to the Securities & Exchange Commission, the New York Stock Exchange, and other regulatory agencies; (iv) interfacing with the senior management team and other Company personnel, the Board of Directors, Audit Committee, outside auditors and legal counsel on the effectiveness of the Company’s disclosure controls and procedures and related matters; and (v) acting as a certifying officer for the Company’s financial reporting under the Securities and Exchange Act of 1934 and other regulatory agencies.

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Interfacing, as the Company’s primary representative, with the financial/investment community using reasonable efforts to ensure that the Company's image and true valuation is portrayed and understood.

•	Use reasonable efforts to manage and protect the Company’s capital and liquid assets and use reasonable efforts to insure the availability of adequate capital at all times.

•	Developing and maintaining a sound organization plan utilizing a team approach to management and delegating responsibilities and authorities, as required, ensuring they are defined and understood.

•	Establishing criteria to measure operations and regularly and systematically appraising and evaluating the Company’s performance results against the Company’s established objectives.